Exhibit 99.1

Viking Therapeutics Doses First Patient in Phase 2 Clinical Trial of VK2809 in Patients with Hypercholesterolemia and Non-Alcoholic Fatty Liver Disease

Novel Oral Thyroid Receptor Agonist has Unique Potential to Simultaneously Improve Plasma Lipid Profile and Reduce Hepatic Steatosis

SAN DIEGO, CA – October 4, 2016 – Viking Therapeutics, Inc. (“Viking”) (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced that the first patient has been dosed in the company’s Phase 2 clinical trial of VK2809 in patients with primary hypercholesterolemia and non-alcoholic fatty liver disease.  VK2809 is a novel, orally available small molecule thyroid receptor agonist that possesses selectivity for liver tissue, as well as the beta receptor subtype, suggesting promising therapeutic potential in this patient population.

The Phase 2 clinical trial is a randomized, double-blind, placebo-controlled, parallel group study designed to evaluate the efficacy, safety and tolerability of VK2809 in approximately 80 patients with elevated LDL cholesterol (LDL-C) and non-alcoholic fatty liver disease.  Patients will be randomized to receive once-daily oral doses of VK2809 or placebo for 12 weeks followed by a four-week off-drug phase.  The trial’s primary endpoint will evaluate the effect of VK2809 treatment on LDL-C after 12 weeks compared to placebo.  Secondary and exploratory endpoints include assessments of changes in liver fat content, triglycerides, and inflammatory markers.

“We are excited to have this trial underway as it represents an important milestone for both the company and the development of novel treatments for hypercholesterolemia and fatty liver disease.  This study will be critical in validating VK2809’s unique liver-targeted mechanism of action, which we believe provides differentiated benefits by simultaneously reducing hepatic steatosis, an important driver of non-alcoholic steatohepatitis (NASH), and improving plasma lipid levels,” said Brian Lian, Ph.D., chief executive officer of Viking. “Prior data have shown that treatment with VK2809 can lead to rapid histologic improvement in animal models of hepatic steatosis, as well as significant reductions in LDL-C, triglycerides, and atherogenic proteins in humans.  Along with our ongoing Phase 2 trial of VK5211 in hip fracture, this trial will provide a second important Phase 2 study readout that we expect will demonstrate the potential value of our pipeline of novel therapies for metabolic and endocrine disorders.”

About VK2809

VK2809 is an orally available, tissue and receptor-subtype selective agonist of the thyroid beta receptor in Phase 2 development for the treatment of patients with hypercholesterolemia and fatty liver disease. VK2809 belongs to a family of novel prodrugs which are cleaved in vivo to release potent thyromimetics. Selective activation of the TRß receptor in liver tissue is believed to favorably affect cholesterol and lipoprotein levels via multiple mechanisms, including increasing the expression of low-density lipoprotein (LDL) receptors and increasing mitochondrial fatty acid oxidation.

In a Phase 1b study in patients with mild hypercholesterolemia, treatment with VK2809 resulted in placebo-adjusted reductions in low-density lipoprotein that exceeded 40% at high doses.  Patients also experienced significant reductions in triglycerides, as well as the atherogenic proteins lipoprotein-a and apolipoprotein B.  Consistent with its liver- and receptor-selective mechanism of action, treatment with VK2809 has also demonstrated rapid reduction of liver fat in animal models of hepatic steatosis.  Further animal data have shown that VK2809 has additive cholesterol lowering activity in combination with statins.  These characteristics suggest a highly differentiated therapeutic profile relative to existing oral options for patients with hypercholesterolemia and fatty liver disease, such as nonalcoholic steatohepatitis (NASH).  The potential markets for these indications are significant. In the U.S., approximately 33% of adults, or 71 million people, have elevated LDL cholesterol.  Additionally, NASH is becoming recognized as a leading cause of cirrhosis and liver failure and affects an estimated 6 to 15 million Americans.

About Viking Therapeutics, Inc.

Viking Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development of novel, first-in-class or best-in-class therapies for metabolic and endocrine disorders.  The company’s research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients’ lives.  Viking has exclusive worldwide rights to a portfolio of five therapeutic programs in clinical trials or preclinical studies, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated.  The company’s clinical programs include VK5211, an orally available, non-steroidal selective androgen receptor modulator, or SARM, in Phase 2 development for the treatment and prevention of lean body mass loss in patients who have undergone hip fracture surgery, VK2809, a small molecule thyroid beta agonist in Phase 2 development for hypercholesterolemia and fatty liver disease, and VK0612, a first-in-class, orally available drug candidate in Phase 2 development for type 2 diabetes.  Viking is also developing novel and selective agonists of the thyroid beta receptor for adrenoleukodystrophy, as well as two earlier-stage programs targeting metabolic diseases and anemia.

Forward-Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, including statements about Viking’s expectations regarding its development activities, timelines and milestones, as well as the company’s goals and plans regarding VK2809. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking’s product candidate development activities and clinical trials; and risks regarding regulatory requirements, among others. These forward-looking statements speak only as of the date hereof.  Viking disclaims any obligation to update these forward-looking statements.

Follow Viking on Twitter @Viking_VKTX.

Contacts:

Viking Therapeutics

Michael Morneau

858-704-4660

mmorneau@vikingtherapeutics.com

Vida Strategic Partners

Stephanie Diaz (Investors)

415-675-7401

sdiaz@vidasp.com

Tim Brons (Media)

415-675-7402

tbrons@vidasp.com